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                                                                  Exhibit 99.(n)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 and in this Amendment No. 3 to the Registration Statement under the Investment Company Act of 1940 of our report dated February 21, 2003, relating to the financial statements of the BlackRock Preferred Opportunity Trust (Registration No. 811-21280) as of February 18, 2003 and for the period then ended in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
February 26, 2003